EXHIBIT 99.2

EESA SECTION 111(B)(4) CERTIFICATION

I, Stephen R. Theroux, certify, based on my knowledge, that:

(i)	The compensation committee of New Hampshire Thrift Bancshares, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was TARP period, senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to New Hampshire Thrift Bancshares, Inc.;

(ii)	The compensation committee of New Hampshire Thrift Bancshares, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of New Hampshire Thrift Bancshares, Inc. and has identified any features of the employee compensation plans that pose risks to New Hampshire Thrift Bancshares, Inc. and has limited those features to ensure that New Hampshire Thrift Bancshares, Inc. is not unnecessarily exposed to risks;

(iii)	The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of New Hampshire Thrift Bancshares, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv)	The compensation committee of New Hampshire Thrift Bancshares, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)	The compensation committee of New Hampshire Thrift Bancshares, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of New Hampshire Thrift Bancshares, Inc.;

(B)	Employee compensation plans that unnecessarily expose New Hampshire Thrift Bancshares, Inc. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of New Hampshire Thrift Bancshares, Inc. to enhance the compensation of an employee;

(vi)	New Hampshire Thrift Bancshares, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)	New Hampshire Thrift Bancshares, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)	New Hampshire Thrift Bancshares, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)	New Hampshire Thrift Bancshares, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)	New Hampshire Thrift Bancshares, Inc. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)	New Hampshire Thrift Bancshares, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)	New Hampshire Thrift Bancshares, Inc. will disclose whether New Hampshire Thrift Bancshares, Inc., the board of directors of New Hampshire Thrift Bancshares, Inc., or the compensation committee of New Hampshire Thrift Bancshares, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)	New Hampshire Thrift Bancshares, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)	New Hampshire Thrift Bancshares, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between New Hampshire Thrift Bancshares, Inc. and Treasury, including any amendments;

(xv)	New Hampshire Thrift Bancshares, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

Date: March 10, 2011

/s/ Stephen R. Theroux
Stephen R. Theroux
President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)